Exhibit 10.5

FOUNDER SHARE TRANSFER AGREEMENT

December 13, 2023

7GC & Co. Holdings Inc.

388 Market Street, Suite

1300 San Francisco, CA 94111

Re: Founder Share Transfer

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 (the “Original Merger Agreement”), by and among 7GC & Co. Holdings Inc., a Delaware corporation (the “Company”), Banzai International, Inc., a Delaware corporation (“Banzai”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company, and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company, as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023, by and between the Company and Banzai (the “Amendment” and together with the Original Merger Agreement, the “Merger Agreement”). In order to facilitate the consummation of the transactions contemplated by the Merger Agreement (the “Business Combination”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, 7GC & Co. Holdings LLC, a Delaware limited liability company and stockholder of the Company (the “Sponsor”) and Alco Investment Company (the “Investor”) have agreed to enter into this letter agreement (this “Agreement”) relating to the following actions to occur concurrently with the consummation of the Business Combination (the “Closing”): (i) the surrender by the Sponsor to the Company for forfeiture of the Sponsor Forfeited Shares (as defined below) in exchange for no consideration; and (ii) the issuance by the Company to Investor of an equivalent number of Investor Shares (as defined below), subject to the terms and conditions of this Agreement. Capitalized terms used and not otherwise defined herein are defined in the Merger Agreement and shall have the meanings given to such terms in the Merger Agreement.

The Company, the Sponsor, and the Investor each hereby agree as follows:

1.

Forfeiture of Sponsor Forfeited Shares. Concurrently with (and contingent upon) the Closing, the Sponsor shall forfeit to the Company three founder shares (i.e., shares of the Company’s Class B common stock, par value $0.0001 per share) held by the Sponsor (such shares, the “Sponsor Forfeited Shares,” and such forfeiture, the “Forfeiture”) for each ten dollars lent by the Investor to Banzai pursuant to that certain Promissory Note, dated December 13, 2023, by and between the Investor and Banzai and attached hereto as Exhibit A (the “Note”), up to a maximum of 600,000 Sponsor Forfeited Shares. To effect the Forfeiture, concurrently with (and contingent upon) the Closing: (a) the Sponsor shall transfer the Sponsor Forfeited Shares to the Company for cancellation and in exchange for no consideration; (b) the Company shall immediately retire and cancel all of the Sponsor Forfeited Shares (and shall direct the Company’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and (c) the Sponsor and the Company each shall take such actions as are necessary to cause the Sponsor Forfeited Shares to be retired and cancelled, after which the Sponsor Forfeited Shares shall no longer be issued or outstanding.

2.

Issuance of Investor Shares. Concurrently with (and contingent upon) the Closing, the Company shall issue to Investor three newly issued shares of the Company’s Class A common stock, par value $0.0001 per share, subject to the terms of this Agreement, including the transfer restrictions set forth in paragraph 3 hereof (such shares, the “Investor Shares”) for each ten dollars lent to Banzai pursuant to the Note, up to a maximum of 600,000 Investor Shares. The Company agrees that the Investor Shares shall receive customary registration rights pursuant to the terms of an amended and restated registration rights agreement to be entered into at the Closing in accordance with the Merger Agreement.

3.

Transfer Restrictions. Until the expiration of the period (such period, the “Lock-up Period”) commencing on the Closing Date until the earlier of (i) 180 days after the Closing Date or (ii) the date following the Closing Date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, Investor shall not directly or indirectly offer, sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any portion of the Investor Shares or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive Investor Shares. Investor hereby authorizes the Company at any time prior to the expiration of the Lock-up Period to cause its transfer agent for the Investor Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Investor Shares, if such transfer would constitute a violation or breach of this Agreement. Notwithstanding the foregoing, Investor may sell or otherwise transfer all or any portion of the Investor Shares to: (a) the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates; (b) in the case of an individual, (1) by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization, (2) by virtue of laws of descent and distribution upon death of such individual, or (3) pursuant to a qualified domestic relations order; or (c) by virtue of the laws of the State of Delaware; provided, however, that in each case, these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

4.

Sponsor Retention of Sponsor Forfeited Shares Prior to the Closing. Prior to the Closing, the Sponsor shall not, directly or indirectly, sell, transfer or otherwise dispose of or hypothecate, or otherwise grant any interest in or to, the Sponsor Forfeited Shares without Investor’s consent, except to effectuate the Forfeiture contemplated hereunder. The Sponsor hereby authorizes the Company during the period from the date hereof until the earlier of the Closing or termination of this Agreement to cause its transfer agent for the common stock to decline to transfer, and to note stop transfer restrictions on the stock register and/or legends on the stock certificate(s) and other records relating to the Sponsor Forfeited Shares to effectuate these restrictions with respect to the Sponsor Forfeited Shares.

5.

Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6.

Assignment. Except as expressly permitted by paragraph 3 or in connection with the Second Merger as contemplated by the Merger Agreement, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and assigns.

7.

Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereto hereby (i) agrees that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8.

Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

9.

Termination of Merger Agreement. This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

Please indicate your agreement to the foregoing by signing in the space provided below.

7GC & CO. HOLDINGS INC.

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chief Executive Officer

7GC & CO. HOLDINGS LLC

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Manager

ALCO INVESTMENT COMPANY

By:	/s/ Mason Ward
Name:	Mason Ward
Title:	Chief Financial Officer

Exhibit A

The Note

[Intentionally Omitted.]